March 11, 2015

JPMorgan Chase & Co.
Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index due June 23, 2016

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us.
•	The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value.
•	Investors should be willing to forgo the potential to participate in the appreciation of any of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically redeemed and the risk that, if the notes are not automatically redeemed, they may lose some or all of their principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 20, 2015 and are expected to settle on or about March 25, 2015.
•	CUSIP: 48125UJJ2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $23.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $949.10 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Term sheet to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Registration Statement No. 333-199966; Rule 433

Key Terms

Underlyings: The iShares MSCI® Emerging Markets ETF and the Energy Select Sector SPDR® Fund (each a “Fund,” and collectively, the “Funds”), and the Russell 2000® Index (the “Index”)(each of the Funds and the Index, an “Underlying,” and collectively, “the Underlyings”)

Interest Payments:

If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to at least $5.00 per month (equivalent to an Interest Rate of at least 6.00% per annum, payable at a rate of at least 0.50% per month) (to be provided in the pricing supplement).

Interest Rate: At least 6.00% per annum, payable at a rate of at least 0.50% per month (to be provided in the pricing supplement)

Pricing Date: On or about March 20, 2015

Original Issue Date (Settlement Date): On or about March 25, 2015

Review Dates*: June 22, 2015, September 21, 2015, December 21, 2015, March 21, 2016 and June 20, 2016 (final Review Date)

Interest Payment Dates*: April 23, 2015, May 26, 2015, June 25, 2015, July 23, 2015, August 25, 2015, September 24, 2015, October 23, 2015, November 25, 2015, December 24, 2015, January 25, 2016, February 25, 2016, March 24, 2016, April 25, 2016, May 25, 2016 and the Maturity Date

Maturity Date*: June 23, 2016

Trigger Value: With respect to each Underlying, 61.25% of its Initial Value (in the case of the Funds, subject to adjustments)

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Initial Value: With respect to a Fund, the closing price of one share of that Fund on the Pricing Date (the “Initial Share Price”). With respect to the Index, the closing level of the Index on the Pricing Date (the “Initial Index Level”). We refer to each of the Initial Share Prices for the Funds and the Initial Index Level for the Index as an “Initial Value.”

Final Value: With respect to a Fund, the closing price of one share of that Fund on the Final Review Date (the “Final Share Price”). With respect to the Index, the closing level of the Index on the Final Review Date (the “Ending Index Level”). We refer to each of the Final Share Prices for the Funds and the Ending Index Level for the Index as a “Final Value.”

Share Adjustment Factor: With respect to each Fund, set equal to 1.0 on the Pricing Date. The share adjustment factor is subject to adjustment upon the occurrence of certain events affecting a Fund. See “The Underlyings — Funds — Price of One Share of a Fund” on page PS-70 of the accompanying product supplement and “The Underlyings — Funds — Anti-Dilution Adjustments” on page PS-73 of the accompanying product supplement for further information.

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Trigger Value

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Automatic Call:

If the closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and (i) the Final Value of each Underlying is greater than or equal to its Initial Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and (i) the Final Value of any Underlying is less than its Initial Value and (ii) a Trigger Event has occurred, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and (i) the Final Value of any Underlying is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

TS-1 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

Payment at Maturity If the Notes Have Not Been Automatically Called

TS-2 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Total Interest Payments

The table below illustrates the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Interest Rate of 6.00% per annum, depending on how many Interest Payments are made prior to automatic call or maturity. If the notes have not been automatically called, the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below. The actual Interest Rate will be provided in the pricing supplement and will not be less than 6.00% per annum.

Number of Interest Payments	Total Interest Payments
15	$75.00
12	$60.00
9	$45.00
6	$30.00
3	$15.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates. Each hypothetical payment set forth below assumes that the closing level or closing price, as applicable, of the Underlying that is not the Least Performing Underlying on each Review Date is greater than or equal to its Initial Value (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	An initial Value for the Least Performing Underlying of 100.00;
•	A Trigger Value for the Least Performing Underlying of 61.25 (equal to 61.25% of its hypothetical Initial Value); and
•	A Interest Rate of 6.00% per annum (payable at a rate of 0.50% per month).

The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Underlying.

The actual Initial Value of each Underlying will be the closing level or closing price, as applicable, of that Underlying on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels or closing prices, as applicable, of each Underlying, please see the historical information set forth under “The Underlyings” in this term sheet.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date

Date	Closing Level of Least Performing Underlying
First Review Date	101.00	Notes are automatically called
	Total Payment	$1,015.00 (1.50% return)

Because the closing level of each Underlying on the first Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.00 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,015.00. No further payments will be made on the notes.

Example 2 — Notes are automatically called on the second Review Date

Date	Closing Level of Least Performing Underlying
First Review Date	95.00	Notes NOT automatically called
Second Review Date	110.00	Notes are automatically called
	Total Payment	$1,030.00 (3.00% return)
TS-3 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Because the closing level of each Underlying on the second Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.00 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,030.00. No further payments will be made on the notes.

Example 3 — Notes have NOT been automatically called, the Final Value is greater than or equal to the Initial Value and a Trigger Event has Occurred

Date	Closing Level of Least Performing Underlying
First Review Date	95.00	Notes NOT automatically called
Second Review Date	90.00	Notes NOT automatically called
Third Review Date	85.00	Notes NOT automatically called
Fourth Review Date	80.00	Notes NOT automatically called
Final Review Date	105.00	Final Value is greater than or equal to Initial Value
	Total Payment	$1,075.00 (7.50% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Initial Value, even though a Trigger Event has occurred, the payment at maturity, for each $1,000 principal amount note, will be $1,005.00 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,075.00.

Example 4 — Notes have NOT been automatically called, the Final Value is less than the Initial Value and a Trigger Event has NOT Occurred

Date	Closing Level of Least Performing Underlying
First Review Date	85.00	Notes NOT automatically called
Second Review Date	80.00	Notes NOT automatically called
Third Review Date	75.00	Notes NOT automatically called
Fourth Review Date	70.00	Notes NOT automatically called
Final Review Date	90.00	Final Value is less than Initial Value
	Total Payment	$1,075.00 (7.50% return)

Because the notes have not been automatically called and a Trigger Event has not occurred, even though the Final Value of the Least Performing Underlying is less than the Initial Value, the payment at maturity, for each $1,000 principal amount note, will be $1,005.00 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,075.00.

TS-4 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Example 5 — Notes have NOT been automatically called, the Final Value is less than the Initial Value and a Trigger Event has Occurred

Date	Closing Level of Least Performing Underlying
First Review Date	90.00	Notes NOT automatically called
Second Review Date	80.00	Notes NOT automatically called
Third Review Date	70.00	Notes NOT automatically called
Fourth Review Date	61.25	Notes NOT automatically called
Final Review Date	50.00	Final Value is less than Initial Value
	Total Payment	$575.00 (-42.50% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Initial Value, a Trigger Event has occurred and the Least Performing Underlying Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows.

$1,000 + [$1,000 × 50.00/ 100.00] + $5.00 = $505.00

When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $575.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Value of any Underlying is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of any Underlying, which may be significant. You will not participate in any appreciation in the value of any Underlying.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

TS-5 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH UNDERLYING —

Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD —

If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Trigger Value (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing level or closing price, as applicable, of the Least Performing Underlying. You will be subject to this potential loss of principal even if that Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is greater than or equal to its Trigger Value.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE ENERGY SECTOR WITH RESPECT TO THE ENERGY SELECT SECTOR SPDR® FUND —

Energy companies in the Energy Select Sector SPDR® Fund develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the Energy Select Sector SPDR® Fund’s performance.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH CURRENCY EXCHANGE WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

Because the prices of the equity securities held by the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® MSCI Emerging Markets ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the iShares® MSCI Emerging Markets ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected and any payment on the notes may be reduced.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

TS-6 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH EMERGING MARKETS WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.

•	DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX —

Each Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities not included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. Furthermore, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund. All of these factors may lead to a lack of correlation between each Fund and its Underlying Index.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	THE RISK OF THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF AN UNDERLYING FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE LEVEL OF THAT UNDERLYING IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this term sheet.

TS-7 | Structured Investments Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1a-I.

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market and includes companies in the following industries: oil, gas and consumable fuels and energy and equipment services. For additional information about the Energy Select Sector SPDR® Fund, see the information set forth under “The Energy Select Sector SPDR® Fund” in Appendix A.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Index is designed to track

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the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing levels and closing prices from January 8, 2010 through March 6, 2015. The closing price of one share of the iShares® MSCI Emerging Markets ETF on March 10, 2015 was $38.22. The closing price of one share of the Energy Select SPDR® Fund on March 10, 2015 was $75.17 .The closing level of the Russell 2000® Index on March 10, 2015 was 1,208.538. We obtained the closing levels and closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell Investments publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places.

The historical closing levels and closing prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on the Pricing Date or any Review Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Funds or the equity securities held by the Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds or the equity securities held by the Funds.

Historical Performance of the iShares® MSCI Emerging Markets ETF
Price ($)
60
50
40
30
20
10
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

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Historical Performance of the Energy Select SPDR® Fund
Price ($)
120
100
80
60
40
20
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

Historical Performance of the Russell 2000® Index
Index Level
1,400
1,200
1,000
800
600
400
200
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or

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judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on March 11, 2015, we would have allocated approximately 15.25% of each interest payment to interest on the Deposit and approximately 84.75% of each interest payment to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2015 under certain financial instruments, if certain other conditions are met. However, in a recently published notice, the IRS and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to certain financial instruments (such as the notes) that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the notes. As significant aspects of the application of these proposed regulations to the notes are uncertain, depending on the exact content of any final regulations, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-FATCA” in the accompanying product supplement no. 4a-I. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition (including upon maturity) of the notes made before January 1, 2017.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

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The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits, if any. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this term sheet for an illustration of the risk-return profile of the notes and “The Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any

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changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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APPENDIX A

The Energy Select Sector SPDR® Fund

We have derived all information contained in this term sheet regarding the Energy Select Sector SPDR® Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Select Sector SPDR® Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector SPDR® Fund. The Energy Select Sector SPDR® Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector SPDR® Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Select Sector SPDR® Fund, please see the Energy Select Sector SPDR® Fund’s prospectus. In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. For more information about the Energy Select Sector Index, please see “ — The Energy Select Sector Index” below.

Investment Strategy — Replication

The Energy Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the Energy Select Sector Index. This means that the Energy Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. SSgA FM may sell securities that are represented in the Energy Select Sector Index, or purchase securities that are not yet represented in the Energy Select Sector Index, in anticipation of their removal from or addition to the Energy Select Sector Index. Further, SSgA FM may choose to overweight securities in the Energy Select Sector Index, purchase or sell securities not in the Energy Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Energy Select Sector Index.

Under normal market conditions, the Energy Select Sector SPDR® Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Energy Select Sector Index. In addition, the Energy Select Sector SPDR® Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Energy Select Sector SPDR® Fund in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector SPDR® Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector SPDR® Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM intends to employ a sampling strategy in managing the Energy Select Sector SPDR® Fund. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the index and derivatives, that have a similar investment profile as the Energy Select Sector Index in

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terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector SPDR® Fund is an actual investment portfolio. The performance of the Energy Select Sector SPDR® Fund’s return may not match or achieve a high degree of correlation with the return of the Energy Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of March 10, 2015 the Energy Select Sector SPDR® Fund included 45 companies. The Energy Select Sector SPDR® Fund’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV. The following table summarizes the Energy Select Sector SPDR® Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of March 10, 2015

Name	Weight
1. Exxon Mobil Corporation	15.96%
2. Chevron Corporation	13.16%
3. Schlumberger NV	7.26%
4. Kinder Morgan Inc. Class P	4.47%
5. EOG Resources Inc.	3.85%
6. ConocoPhillips	3.70%
7. Occidental Petroleum Corporation	3.39%
8. Pioneer Natural Resources Company	3.32%
9. Anadarko Petroleum Corporation	3.12%
10. Williams Companies Inc.	3.01%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The Energy Select Sector Index

We have derived all information contained in this term sheet regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”).

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts

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as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.
•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.
•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones Indices LLC, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).
•	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. See “Equity Index Descriptions — The S&P 500® Index” in underlying supplement no. 1a-I. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.
•	The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:
1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.
3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.
4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.
5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
8.	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.
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9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.
10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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